Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JUNE 2010 US TRADING VOLUMES

NEW YORK, July 9, 2010 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that June 2010 US trading volume was 3.6 billion shares and average daily volume (ADV) was 164 million shares.  This compares to 4.0 billion shares and ADV of 199 million shares in May 2010 and 4.0 billion shares and ADV of 182 million shares in June 2009.

There were 22 trading days in both June 2010 and June 2009 and 20 trading days in May 2010.

ITG US Trading Activity

June 2010

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

June	22	3,614,980,878	164,317,313

Year-to-Date:	124	20,986,083,575	169,242,609

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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